Exhibit 99.1

Atlantic Green Power Holding Company Changes Trading Symbol
Begins Trading On OTC:BB Under New Symbol: AGPH

WEST ATLANTIC CITY, N.J., March 4, 2010 – Atlantic Green Power Holding Company (OTCBB: AGPH), a developer of utility-scale solar energy generation projects in the Mid-Atlantic United States, formerly known as Lodestar Mining, Incorporated OTCBB:LGST, is now trading under a new stock symbol (AGPH) on the Over-the-Counter Bulletin Board market.  The name Lodestar Mining, Incorporated was changed to Atlantic Green Power Holding Company on February 4, 2010 in connection with a share exchange between Lodestar and Atlantic Green Power Corporation pursuant to which the shareholders of Atlantic Green Power Corporation received one share of Lodestar common stock for each share of Atlantic Green Power Corporation common stock held by them.  As a result of the share exchange, Atlantic Green Power Corporation became a wholly-owned subsidiary of Lodestar and Lodestar ceased its prior operations to focus on Atlantic Green Power Corporation’s renewable energy business of locating and developing utility-scale solar energy generation projects in the Mid-Atlantic United States.

"I am pleased to announce that we now have a name and symbol that more accurately represents the true nature of our renewable energy business and our mission to locate and develop utility-scale solar energy generation projects," said President and Chief Executive Officer, Robert Demos, Jr.

About Atlantic Green Power Holding Company

Atlantic Green Power Holding Company is a renewable energy company focused primarily on the development of utility-scale solar energy generation projects in the Mid-Atlantic United States. Through its wholly-owned subsidiary, Atlantic Green Power Corporation, the company is currently in the process of obtaining the local zoning board approvals and other permits necessary to develop a utility-scale solar farm on a 700-acre tract New Jersey. For more information visit www.atlanticgreenpower.com.

Forward-Looking Statements

Statements about the future expectations of Atlantic Green Power Holding Company, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Atlantic Green Power Holding Company intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, Atlantic Green Power Holding Company’s actual results could differ materially from expected results.

Contacts:
Robert Demos, Jr., President and Chief Executive Officer of Atlantic Green Power Holding Company, 609-241-6027, rdemos@atlanticgreenpower.com
Howard Greene, Greene Inc. for Atlantic Green Power Holding Company, 516 825-0400, greenepr@aol.com or howard@greeneincpr.com